EXHIBIT 99B.3


CONSOLIDATED STATEMENTS OF                                   U S WEST, Inc.
INCOME (UNAUDITED)
                                                Nine Months Ended
Dollars in millions,                              September 30,      %
except per share amounts                         1994      1993    Change
- - ---------------------------------------------------------------------------
SALES AND OTHER REVENUES                        $8,114    $7,628     6.4

EXPENSES
Employee-related costs                           2,822     2,665     5.9
Other operating expenses                         1,527     1,481     3.1
Taxes other than income taxes                      322       317     1.6
Restructuring charge                                -      1,000      -
Depreciation and amortization                    1,519     1,465     3.7
Interest expense                                   323       314     2.9
Other income (expense) - net                        44       (35)     -
                                             ------------------------------
Income from continuing operations
 before income taxes and
 extraordinary items                             1,645       351      -

Provision for income taxes                         628       139      -
                                             ------------------------------
Income from continuing operations
 before extraordinary items                      1,017       212      -

Discontinued operations                             -        (82)     -

Extraordinary items:
 Discontinuance of SFAS No. 71, net of tax          -     (3,123)     -
 Early extinguishment of debt, net of tax           -        (77)     -
                                             ------------------------------
NET INCOME (LOSS)                               $1,017   ($3,070)     -
                                             ==============================

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.



CONSOLIDATED STATEMENTS OF                                   U S WEST, Inc.
INCOME  (UNAUDITED)
                                                Nine Months Ended
                                                  September 30,      %
                                                 1994       1993  Change
- - ----------------------------------------     ------------------------------
Earnings (loss) per common share:
 Continuing operations                           $2.25     $0.51     -
 Discontinued operations - net                     -       (0.20)    -
 Extraordinary items:
  Discontinuance of SFAS No. 71                    -       (7.51)    -
  Early extinguishment of debt                     -       (0.18)    -
                                             ------------------------------
EARNINGS (LOSS) PER COMMON SHARE                 $2.25    ($7.38)    -
                                             ==============================